CUSIP 065908AC9


                          OFFER TO PURCHASE FOR CASH
              5.625% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007
                                      OF
                          BANKATLANTIC BANCORP, INC.

  SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 29, 2000, UNLESS EXTENDED (THE "EXPIRATION DATE"). HOLDERS OF DEBENTURES (EACH A "HOLDER" AND COLLECTIVELY, THE "HOLDERS") MUST TENDER THEIR DEBENTURES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION. TENDERED DEBENTURES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.


                               January 28, 2000


To: Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:


     Enclosed for your consideration is an Offer to Purchase (the "Offer to Purchase") and a Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer Documents"), relating to the offer (the "Tender Offer") by BankAtlantic Bancorp, Inc., a Florida corporation (the "Company"), to purchase for cash up to $25 million aggregate principal amount of its 5.625% Convertible Subordinated Debentures due 2007 (the "Debentures").


     The consideration for each $1,000 principal amount of Debentures tendered pursuant to the Tender Offer shall be $750, plus accrued and unpaid interest from December 1, 1999 up to, but not including, the date of payment.


     The Company's obligation to accept for purchase and to pay for Debentures validly tendered pursuant to the Tender Offer is conditioned upon, (i) the availability of sufficient funds to the Company to purchase Debentures validly tendered, and (ii) the satisfaction of the general conditions (as defined in the Offer to Purchase).


     We are asking you to contact your clients for whom you hold Debentures registered in your name or in the name of your nominee.


     Enclosed is a copy, for your information and for forwarding to your clients, of the following documents:


     1. The Offer to Purchase;


     2. A Letter of Transmittal for your use in connection with the tender of Debentures by record holders and for the information of your clients;


     3. A Notice of Guaranteed Delivery to be used to tender in the Tender Offer if certificates for Debentures are not lost but not immediately available, or if the procedure for book-entry transfer cannot be completed on or before the Expiration Date;


     4. A form of letter to the Holders of Debentures from the Company;
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     5. A letter addressed "To Our Clients" which may be sent to your clients for whose accounts you hold Debentures registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients' instructions with respect to the Tender Offer;


     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and


     7. A return envelope addressed to U.S. Bank Trust National Association, the Depositary.


WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE DEBENTURES TENDERED PURSUANT TO THE OFFER MAY BE VALIDLY WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE OFFER DOCUMENTS, AT ANY TIME BEFORE THE EXPIRATION DATE.


     The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person in connection with the solicitation of tenders of Debentures pursuant to the Tender Offer. The Company, upon request, will reimburse brokers, dealers, commercial banks, and trust companies for reasonable and customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to their clients. The Company will pay all transfer taxes to purchase and transfer the Debentures pursuant to the Tender Offer, except as otherwise provided in the Offer Documents.


     Please refer to "Procedures for Tendering Debentures" in the Offer to Purchase for a description of the procedures which must be followed to tender Debentures in the Tender Offer.


     Any requests for additional copies of the Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery should be directed to Georgeson Shareholder Communications, Inc. and any questions or requests for assistance should be directed to the undersigned Co-Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.


                         Very truly yours,



RYAN BECK & CO.                    FRIEDMAN, BILLINGS, RAMSEY



NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU, OR ANY OTHER PERSON, THE AGENT OF THE COMPANY, THE CO-DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY, THE TRUSTEE, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER EXCEPT STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.